Exhibit 10.9

Summary of Executive Bonus Plan Terms for 2013

Each participating executive shall be eligible to earn an annual cash bonus based on the following metrics1:

•	Agreed Upon MBOs
•	Corporate Revenue
•	Corporate EBITDA
•	Overall Performance

The target annual bonus is earned by achieving 100% of each target, as determined based on board-approved financial statements of the Company.

MBOs will be set in conjunction with and assessed for achievement by the Company’s President & Chief Executive Officer. The revenue and EBITDA target will be the Company’s annual target under the Company’s fiscal plan in place and approved by the Company’s Board of Directors. The percentage payout based upon performance below and above target will be specified for each participant. Overall performance will be assessed by the Company’s President & Chief Executive Officer.

Should a participant voluntarily leave the Company or if a participant’s employment with the Company is terminated for any reason prior to the payout date for an award, the participant will not be eligible to receive any portion of the award. Nothing in this plan is intended to or shall be deemed to change the at-will nature of all participants’ employment with the Company.

Payment of bonus awards will be made in accordance with the Company’s standard payroll practices for incentive payments, subject to all applicable withholding and deductions. The date of the payment, if earned, will occur within sixty (60) days of the close of the incentive period.

The Company’s President & Chief Executive Officer, in coordination with the Compensation Committee2, reserves the right to amend or terminate the terms of this bonus plan at any time, as they determine appropriate in their sole discretion. Any changes to the terms of the bonus plan shall be effective only if approved in writing by the Company’s Compensation Committee.

[1]	Participants may have different performance metrics and percentage payout amounts. Not all participants are subject to each performance metric.
[2]	For Chief Executive Officer, only the Compensation Committee may amend or terminate the terms of the bonus plan.